Exhibit 99.1

Novan Reports Third Quarter 2016 Financial Results

MORRISVILLE, N.C. – Nov. 14, 2016 – Novan, Inc. (“the Company” or “Novan”) (NASDAQ:NOVN) today announced the Company’s financial results for the third quarter of 2016. Total operating expenses for the three months ended Sept. 30, 2016, were approximately $17.5 million, which includes research and development, or R&D, expenses totaling approximately $15.0 million and general and administrative, or G&A, expenses totaling approximately $2.5 million. Total operating expenses for the three months ended Sept. 30, 2015, were approximately $5.6 million, which included R&D expenses totaling approximately $3.2 million and G&A expenses totaling approximately $2.4 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing Phase 3 pivotal clinical trials for SB204.

Novan announced on Sept. 26, 2016, the closing of the Company's initial public offering, or IPO, of 4,715,000 shares of common stock at a price to the public of $11.00 per share, which included the exercise in full by the underwriters of their option to purchase from the Company an additional 615,000 shares of common stock. Net proceeds to the Company from the sale of the shares, after deducting underwriters’ discounts and commissions and offering expenses, totaled approximately $44.6 million.

As of Sept. 30, 2016, Novan’s cash and cash equivalents totaled approximately $55.7 million.

“We are pleased to announce the results of a productive quarter,” said Nathan Stasko, PhD, President and Chief Executive Officer of Novan. “The completion of our IPO provided us additional capital to advance our unique platform of nitric oxide-releasing product candidates, progressing toward important development milestones in the coming months for three of our development programs. We expect to announce top-line results from our SB206 Phase 2 proof-of-concept trial before year end; from our SB204 Phase 3 pivotal trials in the first quarter of 2017; and from our SB208 Phase 2 proof-of-concept trial in the first half of 2017. We appreciate our stockholders’ continued partnership in unlocking the value of our development platform to redefine the standard of care in our target markets.”

Novan is developing:

•

SB204 for the treatment of acne vulgaris, or acne. The Company announced Sept. 28, 2016, that the two identically designed Phase 3 pivotal clinical trials for SB204 were fully enrolled ahead of schedule. Novan expects to announce top-line results from these parallel pivotal trials in the first quarter of 2017. Assuming successful completion of these Phase 3 pivotal trials and the long-term safety study, the Company is targeting submission of a new drug application for SB204 to the U.S. Food and Drug Administration by the end of 2017.

•

SB206 for the treatment of viral skin infections, such as warts caused by human papillomavirus, or HPV. The Company has completed enrollment in this Phase 2 proof-of-concept trial and expects to announce top-line results this quarter.

•

SB208 for the treatment of infections of the skin and nails, including tinea pedis and onychomycosis. Both of these diseases are caused by the same dermatophyte, Trichophyton rubrum, or T. rubrum. The Company commenced a Phase 2 proof-of-concept trial in patients with tinea pedis in July 2016 and expects to report top-line results in the first half of 2017.

About Novan

Novan, Inc. is a late-stage pharmaceutical company focused on redefining the standard of care in dermatology through the development and commercialization of innovative therapies using the Company’s nitric oxide-releasing platform. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. Our ability to harness nitric oxide and its multiple mechanisms of action has enabled us to create a platform with the potential to generate differentiated, first-in-class product candidates. We are rapidly advancing programs in five dermatological conditions with significant unmet medical need. We believe that our ability to conveniently deploy nitric oxide on demand in topical formulations allows us the potential to significantly improve patient outcomes in a variety of skin diseases and positions us to be a commercially successful leader in the dermatology market.

For more information, visit the Company’s website at www.Novan.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates and future prospects. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, our ability to succeed in redeploying our resources if our nitric oxide-releasing platform in dermatology fails to meet our expectations; the length and expense of the clinical development process with uncertain outcomes, where results of earlier trials may not be predictive of results of later trials; our product candidates may pose safety issues, cause adverse effects, have side effects or have other properties that could delay or prevent regulatory approval, limit commercial potential or result in other significant negative consequences following marketing approval, if any; even if we obtain marketing approval for any product candidates, the products may become subject to unfavorable third-party coverage or reimbursement policies; our product candidates, if approved, will face significant competition; our reliance on third parties to conduct some of our preclinical and clinical trials and to manufacture our clinical drug supplies and any approved product candidates, which may affect our ability to obtain regulatory approval or negatively impact our commercialization efforts; our ability to obtain and maintain patent protection with sufficiently broad scope for our product candidates; our ability to obtain additional funding when needed; and adverse impacts to our business as a result of our independent auditor having expressed substantial doubt about our ability to continue as a going concern due to the existence of a material uncertainty. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Novan, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Operating expenses:
Research and development	$14,988	$3,177	$37,361	$9,875
General and administrative	2,493	2,449	9,327	5,858
Total operating expenses	17,481	5,626	46,688	15,733
Operating loss	(17,481)	(5,626)	(46,688)	(15,733)
Other income, net	7	30	50	30
Loss from continuing operations	(17,474)	(5,596)	(46,638)	(15,703)
Loss from discontinued operations	—	(480)	—	(1,191)
Net loss and comprehensive loss	$(17,474)	$(6,076)	$(46,638)	$(16,894)
Loss per share, basic and diluted:[1]
Continuing operations	$(5.76)	$(2.45)	$(17.64)	$(6.96)
Discontinued operations	—	(0.21)	—	(0.53)
Net loss per share, basic and diluted	$(5.76)	$(2.66)	$(17.64)	$(7.49)
Weighted-average common shares outstanding, basic and diluted[2]	3,033,967	2,281,001	2,644,116	2,256,536

1 Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive for all periods presented. Potentially dilutive securities include convertible preferred stock and stock options outstanding during the periods presented.

2 Upon closing of the IPO on Sept. 26, 2016, all outstanding shares of the Company’s non-voting common stock and convertible preferred stock were automatically converted into 8,967,321 shares of common stock. As of Sept. 30, 2016, there were 15,938,659 shares of common stock outstanding.

Novan, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	September 30, 2016 (unaudited)	December 31, 2015
Cash and cash equivalents	$55,664	$45,688
Total assets	70,433	49,816
Total current liabilities	19,233	5,095
Total liabilities	27,019	5,099
Total convertible preferred stock	—	104,798
Total stockholders' equity (deficit)	43,414	(60,081)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	70,433	49,816

CONTACT:

(Investors)

Sean Andrews, Senior Director of Investor Relations

Novan, Inc.

919-627-6847

investors@novan.com

(Media)

Deb Holliday

Pascale Communications, LLC

412-877-4519

deb@pascalecommunications.com

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